EXHIBIT 10.1





                              BARNES GROUP INC.

                             EXECUTIVE DEFERRED

                             COMPENSATION PLAN












                      As Adopted Effective May 10, 2000




































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                                BARNES GROUP INC.

                       EXECUTIVE DEFERRED COMPENSATION PLAN


                                Table of Contents

        SECTION                                                    PAGE
        -------                                                    ----
           1                    Definitions                          1

           2                    Administration                       3

           3                    Participation                        5

           4                    Allocations                          5

           5                    Vesting                              6

           6                    Individual Investment Accounts       6

           7                    Benefits                             7

           8                    Hardship Withdrawals                 9

           9                    Amendment and Termination            9

          10                    Miscellaneous Provisions             9


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                             BARNES GROUP INC.

                   EXECUTIVE DEFERRED COMPENSATION PLAN

                            W I T N E S S E T H

     WHEREAS, Barnes Group Inc. (the "Company") wishes to establish and adopt a deferred compensation plan that will provide deferred compensation benefits to certain executives; and

     WHEREAS, the Company intends that this deferred compensation plan be (i) a nonqualified deferred compensation plan for purposes of Section 401(a) of the Internal Revenue Code of 1986, as amended, and (ii) an unfunded plan which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended;

     NOW, THEREFORE, effective as of May 10, 2000, the Company hereby establishes the Barnes Group Inc. Executive Deferred Compensation Plan.

1.0   DEFINITIONS

1.1 "Administrative Committee" shall mean the committee appointed by the CEO to administer the Plan in accordance with Section 2.1 below.

1.2 "Administrative Committee Discretionary Distribution" shall mean a distribution of a portion or all of a Participant's Individual Investment Account in the sole discretion of the Administrative Committee pursuant to Section 7 below.

1.3 "Beneficiary" shall mean the person(s) designated in writing by a Participant to be entitled to receive a Death Benefit under Section 7.2 below in the event of the Participant's death.

1.4 "Benefit" shall mean the benefit payable in cash or in kind, as determined in the sole discretion of the Administrative Committee, to a Participant or Beneficiary in accordance with Section 7 below.

1.5 "Benefit Distribution Election" shall mean the election by a Participant of a Benefit distribution option or options in accordance with Section 7.3(b) below.

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1.6   "Board" shall mean the Board of Directors of the Company.

1.7   "CEO" shall mean the Chief Executive Officer of the Company.

1.8   "Claimant" shall mean a person making a claim in accordance with Section
      2.7 below.

1.9 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.10  "Company" shall mean Barnes Group Inc., a Delaware corporation.

1.11 "Compensation" shall mean the amount set forth for each Participant on Exhibit A attached hereto and incorporated herein by reference.

1.12 "Death Benefit" shall mean a Benefit payable in cash or in kind, as determined in the sole discretion of the Administrative Committee, to a Beneficiary in accordance with Section 7.2 below.

1.13 "Deferral Allocation" shall mean an allocation by the Company to a Participant's Individual Investment Account in accordance with Section
      4.1 below.

1.14  "Effective Date" shall mean May 10, 2000.

1.15 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.16 "Executive" shall mean an employee of the Company who is a member of a select group of the Company's management or highly compensated employees.

1.17 "Final Valuation" shall mean the fair market value of a Participant's Individual Investment Account as of the date or dates of distribution pursuant to Section 7 below.

1.18 "Individual Investment Account" shall mean a notional investment account established and maintained for each Participant in accordance with
      Section 6 below.

1.19 "Investment Selection" shall mean a selection by the Participant of one or more actual investment alternatives identified by the Administrative Committee, in which his or her Deferral Allocations or amounts already allocated to such Participant's Individual Investment Account shall be deemed invested in accordance with Section 6 below.

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1.20  "Participant" shall mean an Executive who is a participant in the Plan.

1.21  "Plan" shall mean the Barnes Group Inc. Executive Deferred Compensation
      Plan.

1.22  "Plan Year" shall mean a calendar year.

1.23 "Subsidiary" shall mean a corporation of which the Company owns more than 50 percent of such corporation's common stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50 percent.

1.24 "Treasury Regulation" shall mean the regulations promulgated by the United States Department of the Treasury under the Code, as amended from time to time.

1.25 "Unforeseen Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant or Beneficiary and that would result in severe financial hardship to the individual if early withdrawal were not permitted.

2.0   ADMINISTRATION

2.1 Administrative Committee. The CEO shall appoint an Administrative Committee which shall consist of such number of persons as shall from time to time be determined by the CEO; provided, that such number of persons shall not be less than two. Members of the Administrative Committee shall (i) not be the CEO or participants in the Plan, (ii) serve at the pleasure of the CEO and (iii) serve without compensation unless otherwise directed by the CEO. Any member of the Administrative Committee may resign by giving notice thereof to the Company and to the Administrative Committee and such resignation shall become effective at delivery or at any later date specified therein.

2.2 Plan Administration. The Administrative Committee shall be charged with overseeing the operation and administration of the Plan, including making determinations with respect to investment alternatives, payment of benefits and deciding any dispute arising under the Plan. The Administrative Committee shall have all the powers necessary to discharge its duties under the Plan, including by way of example but not by way of limitation, the power to hire consultants for the Plan and the power to interpret or construe the Plan. The Administrative Committee may delegate to any agent such duties and powers, both ministerial and discretionary, as it deems appropriate; provided, however, that all disputes arising under the Plan shall be determined by the Administrative Committee. In exercising any discretion, the Administrative Committee shall have

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      sole, absolute and discretionary authority, final and binding on all
      Participants and all other parties to the maximum extent allowed by law. A majority of the Administrative Committee then in office shall constitute a quorum for the transaction of business. Any determination of the Administrative Committee shall be made by a majority of the members then in office and such determination shall be final. If there are only two members and they are unable to agree, any action required of the Administrative Committee shall be decided by the CEO, whose decision shall be final.

2.3 Administration Expenses. The members of the Administrative Committee shall be reimbursed by the Company for any necessary expenditures incurred in the discharge of their duties as members of the Administrative Committee. The compensation, if any, of all agents, counsel or other persons retained or employed by the Administrative Committee shall be subject to the approval of the Company and shall be paid by the Company.

2.4 Liability. The members of the Administrative Committee and the Company shall be entitled to rely upon all valuations, certificates and reports furnished by any trustee, insurer, actuary, accountant or physician selected by the Administrative Committee and approved by the Company, and upon all opinions given by any legal counsel selected by the Administrative Committee and approved by the Company or selected by the Company, and the members of the Administrative Committee and the Company shall be fully protected with respect to any action taken or suffered by their having relied in good faith upon such trustee, insurer, actuary, accountant, physician or counsel and all action so taken or suffered shall be conclusive upon each of them and upon all Participants and former Participants and their Beneficiaries and all other persons.

2.5 Self-Interest. No member of the Administrative Committee shall have any right to vote or decide upon any matter relating solely to himself or herself, or solely to any of his or her rights or benefits under the Plan, unless such member is the only member of the Administrative Committee.

2.6 Records. The Administrative Committee shall keep or cause to be kept a record of all of its proceedings and shall keep or cause to be kept such other records and data as may be necessary for the administration of the Plan and to determine the amount of all Benefits payable hereunder.

2.7 Claims and Claims Review. All claims by a Participant or Beneficiary for Benefits shall be directed to and determined by the Administrative Committee and shall be in writing. Any denial by the Administrative Committee of a claim for Benefits shall be delivered in writing to the Participant or Beneficiary, as the case may be, and shall set forth the specific reasons for the denial and the specific provisions of this Plan being relied upon. The Administrative Committee shall afford a

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      reasonable opportunity to the Participant or Beneficiary, as the case may be, for a review of the decision denying a claim and shall further allow (but not require for purposes of exhaustion of remedies) an appeal to the Administrative Committee of the decision within sixty (60) days after written notification by the Administrative Committee that the claim has been denied.

2.8 Failure to Comply. Failure on the part of any Participant or Beneficiary to comply with the Administrative Committee's request for information shall be sufficient grounds for delay in the payment of Benefits until such information is received.

3.0   PARTICIPATION

3.1 Eligibility. Each Executive shall be eligible to participate in the Plan.

3.2 Participation. An Executive shall participate in the Plan only if such Executive has been selected by the CEO, in the exercise of his or her sole discretion, for participation in the Plan.

3.3 Termination of Participation. An Executive who has become a Participant shall remain a Participant until the earlier of (i) the date the Executive is notified in writing by the CEO or Administrative Committee that he or she no longer is a Participant or (ii) the date the entire amount of such Participant's Benefit is distributed. An Executive who has been terminated as a Participant shall continue to be entitled to
      (x) receive Benefits in accordance with Section 7 below and (y) to change his or her Investment Selections in accordance with Section 6 below.

3.4 Waiver of Participation. An Executive may waive participation in the Plan with respect to any Plan Year by executing a written waiver of participation and providing it to the Company prior to the beginning of such Plan Year.

4.0   ALLOCATIONS

4.1 Deferral Allocations. A Participant may elect in a written notification to the Company to defer a percentage of his or her Compensation or a specific dollar amount from his or her Compensation; provided, however, that the Company receives such written notification prior to the end of first 6 months of the year with respect to such Compensation, or as otherwise acceptable to the Committee. For purposes of this Section 4.1, only Compensation earned by the Participant after the date the Participant elects to defer shall be subject to deferral. Deferral Allocations shall be allocated by the Company to the Participant's Individual Investment Account.

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5.0   VESTING

5.1 Vesting of Deferral Allocations. Each Participant shall be at all times 100 percent vested in his or her Individual Investment Account with respect to all Deferral Allocations and income thereon shall be allocated by the Company to the Participant's Individual Investment Account.

6.0   INDIVIDUAL INVESTMENT ACCOUNTS

6.1 Individual Investment Accounts. The Administrative Committee shall establish and maintain (or cause to be maintained) an Individual Investment Account for each Participant. A Participant's Individual Investment Account shall record and reflect such Participant's Deferral Allocations and the Participant's income and expenses, and realized and unrealized gains and losses with respect to the hypothetical investments relating to such Participant's Individual Investment Account. Participants' Individual Investment Accounts shall be established by the Company for bookkeeping purposes only.

6.2 Valuation. The Administrative Committee shall determine the fair market value of the hypothetical investments with respect to each Participant's Individual Investment Account as of the last day of each calendar quarter, and a statement of such fair market value shall be promptly provided to the Participant. In addition, the Administrative Committee shall make a Final Valuation of the fair market value of the hypothetical investments with respect to each Participant's Individual Investment Account as of the date or dates of distribution of the Participant's Benefit.

6.3 Investment Selection. The Participant shall have the right to make Investment Selections with respect to Deferral Allocations and income thereon allocated to such Participant's Individual Investment Account. At the time a Participant elects to make Deferral Allocations in accordance with Section 4.1, he or she shall make a written Investment Selection or Selections with respect to all amounts to be deferred. If the Participant does not make an Investment Selection, then the Investment Selection to be used with respect to such Deferral Allocations shall be a mutual fund designated by the Administrative Committee at the start of each Plan Year.

6.4 Right to Change Investment Selections. A Participant shall have the right to change his or her Investment Selections with respect to amounts already deferred and allocated to such Participant's Individual Investment Account. The Participant shall notify the Administrative Committee in writing of a change in the Investment Selection. Such new investment shall become effective as soon as practicable following the date the Administrative Committee receives the notice of a change in the Investment Selection.

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7.0   BENEFITS

7.1 In General. On the date that a Participant's employment with the Company terminates due to retirement, death or due to any other termination of employment, the Participant or Beneficiary shall be entitled to receive from the Company a Benefit as described in this Section 7 based on the Final Valuation determined in accordance with Section 6.2 above.

7.2 Designation of Beneficiary. All Participants shall, in writing, designate a Beneficiary. In the event of the Participant's death prior to the termination of the Participant's employment, the Company shall pay to the Beneficiary a Death Benefit in an amount equal to the balance recorded and reflected in the Participant's Individual Investment Account and based on the Final Valuation. A Participant may change his or her Beneficiary in accordance with procedures established by the Administrative Committee.

7.3.  Termination of Participant's Employment.

      (a) Benefit. Subject to Section 7.3(c) below, if a Participant's employment terminates for any reason other than due to death, including without limitation retirement, the Company shall pay a Benefit to the Participant in an amount equal to the balance reflected and recorded in the Participant's Individual Investment Account and based on the Final Valuation. The Benefit shall be paid in accordance with the Benefit Distribution Election made by the Participant in accordance with Section 7.3(b) below.

      (b) Benefit Distribution Election. At the time a Participant elects to make Deferral Allocations in accordance with Section 4.1 above, he or she shall make a written Benefit Distribution Election and shall elect one or a combination of the following two Benefit distribution options in the event of a termination of his or her employment other than due to death:

            (1) a lump sum payment, payable within 90 days following the date of the termination of the Participant's employment; or
            (2) equal annual installments for not less than one year nor more than 20 years, with the first payment commencing on the first day of the third calendar month following the date of the termination of the Participant's employment.

      (c) Subsequent Employment or Reemployment. If a Participant's employment terminates for any reason and during the 90-day period following the date of the termination of the Participant's employment the Participant becomes reemployed by the Company or

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            becomes an employee of any Subsidiary, Section 7.3(a) above (to the extent that a distribution of Benefits has not been made) shall not apply and the Administrative Committee, in its sole discretion, shall cause the Company to maintain the Participant's Individual Investment Account.

7.4 Change in Benefit Distribution Election. With respect to a Participant who wishes to change his or her Benefit Distribution Election made in accordance with Section 7.3(b) above subsequent to delivering the written notification electing to make Deferral Allocations in accordance with Section 4.1 above, the Administrative Committee shall establish procedures to permit or deny the Participant from making such change; provided, however, that the Administrative Committee shall take into account the written positions of both the Internal Revenue Service and the federal courts with respect to whether a taxable event occurs as a result of a change in a Participant's Benefit Distribution Election.

7.5 Mandatory Lump Sum Payment. Notwithstanding anything contained in the Plan to the contrary, if the Final Valuation of a Participant's Individual Investment Account as of the date of the termination of the Participant's employment (as determined in accordance with Section 7.3 above), is below $25,000, then the Benefit shall be paid in a lump sum irrespective of the Participant's Benefit Distribution Election.

7.6 Tax Withholding. The Company has the right to withhold taxes from any payment made in accordance with this Plan or make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold federal, state, local or foreign income or other taxes incurred by reason of Benefit payments or an Administrative Committee Discretionary Distribution in accordance with this Plan. In lieu thereof, the Company shall have the right, to the extent permitted by law, to withhold the amount of any such taxes from any other amounts payable by the Company to the Participant upon such terms and conditions as the Administrative Committee shall prescribe. The Company shall have the right to require a Participant, former Participant or Beneficiary who has received a Benefit or an Administrative Committee Discretionary Distribution under the Plan to reimburse the Company for any taxes subsequently required to be withheld or otherwise deducted or paid by the Company with respect to such Benefit or Administrative Committee Discretionary Distribution previously paid to such Participant, former Participant or Beneficiary.

7.7 Spendthrift Provision. No Benefit payable under this Plan shall be subject in any manner by the Participant or Beneficiary or creditors of any Participant or Beneficiary to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.

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7.8   Participants' Status as General Creditors. Participants shall have the status of general unsecured creditors of the Company. The obligations of the Company to pay Benefits under the Plan constitute a mere promise by the Company to make such Benefit payments.

8.0   HARDSHIP WITHDRAWALS

8.1 Hardship Withdrawals. In an event of an Unforeseen Emergency, a Participant may withdraw from his or her Individual Investment Account an amount (i) equal to or less than the aggregate of all Deferral Allocations and (ii) necessary to meet the Unforeseen Emergency. The Administrative Committee shall establish procedures to effect such withdrawals. In addition, the withdrawal shall be subject to the rules and conditions contained in Treasury Regulation Sections 1.457-2(h)(4) and (5); provided, however, that such rules and conditions are consistent with the Plan.

9.0   AMENDMENT AND TERMINATION

9.1 Amendment. The Company may amend the Plan at any time and from time to time and any amendment may have retroactive effect, including, without limitation, amendments to the amount of contributions; provided, however, that no amendment shall (i) reduce the value of a Participant's Individual Investment Account or (ii) change the form or timing of payment of the Benefit with respect to Deferral Allocations allocated prior to the date of amendment.

9.2 Termination. While the Plan is intended to be permanent, the Company may at any time terminate the Plan. Written notice of such termination, setting forth the date and terms thereof, shall be given to the Administrative Committee. Upon a termination of the Plan, whether in writing or in operation, or upon a complete discontinuance of allocations thereunder, (i) the Administrative Committee shall remain in existence and (ii) all of the provisions of the Plan shall remain in full force to the extent not inconsistent with the termination, so long as Individual Investment Accounts remain unpaid.

10.0  MISCELLANEOUS PROVISIONS

10.1 Construction. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined by the Administrative Committee in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as such laws may be preempted by ERISA or other federal law.

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10.2  Limitation of Rights. The establishment and maintenance of the Plan shall not be deemed to constitute a contract of employment between the Company and any Executive, and nothing herein contained shall be deemed to give to any Executive the right to be retained in the employ of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Executive at any time.

10.3 Return of Contributions or Benefits. Any Benefit, Death Benefit or Administrative Committee Discretionary Distribution paid by the Company under a mistake in fact, shall be immediately returned to the Company.

10.4 Severability. If a court of competent jurisdiction holds any provision of the Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

10.5 Representations. The Company does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in the Plan. A Participant should consult with professional tax advisors to determine the tax consequences of his or her participation.

10.6 Successor Companies. Any business entity which succeeds to all or substantially all of the business or assets of the Company may, by resolution of its board of directors (or like controlling body), adopt the Plan and shall thereupon succeed to such rights and assume such obligations hereunder as such business entity and the Company shall have agreed upon in writing.


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